Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – October 30, 2014 -- Ultralife Corporation (NASDAQ: ULBI) reported breakeven operating results on revenue of $16.1 million for the quarter ended September 28, 2014. For the third quarter of 2013, the Company reported an operating profit of $0.7 million on revenue of $20.4 million.

“On the strength of a 36% increase in commercial sales in Battery & Energy Products, consolidated sales to commercial customers surpassed sales to Government/Defense customers for the third consecutive quarter and Battery & Energy Products sales grew 3%. Our strategy to embed our battery systems into the design of our commercial customers’ products is bearing fruit and giving us a strong foundation to continue to grow commercial sales while strengthening our customer relationships,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer.

“Communications Systems remains challenged by sluggish government tactical communications spending,” added Popielec. “Nevertheless, based on customer feedback, our value proposition meets the needs of diverse governmental entities for reliability and mobility, and therefore we continue to invest in new product development supporting our Communications Systems business development activities. With a strong balance sheet and growing contribution of Battery & Energy Products towards the Company’s operating profitability, we have the resources to continue strengthening our position with Government/Defense customers while growing our commercial business.”

Third Quarter 2014 Financial Results

Revenue was $16.1 million, compared to $20.4 million for the third quarter of 2013, a $4.3 million, or 21%, decline reflecting an increase of $0.4 million in Battery & Energy Products sales offset by a $4.7 million decrease in Communications Systems sales. Battery & Energy Products sales were $13.9 million, compared to $13.5 million last year, a 3% increase, with sales to commercial customers increasing 36% and Government/Defense sales decreasing 25%. Communications Systems sales were $2.1 million, compared to $6.9 million for the same period last year, a decrease of 69% reflecting ongoing soft order flow from Government/Defense customers and continued delays in approving U.S. Government orders. On a consolidated basis, sales to commercial customers accounted for 53% of total revenue, up from 30% last year.

Gross profit was $4.5 million, or 27.9% of revenue, compared to $6.1 million, or 30.1% of revenue, for the same quarter a year ago. The 220 basis point decrease reflects primarily the lower mix of Communications Systems sales. Battery & Energy Products gross margin was 27.4%, 70 basis points higher than the 26.7% reported last year reflecting increased sales of higher margin commercial products. Communications Systems gross margin was 31.3% compared to 36.9% last year, a decrease of 560 basis points on lower volume and unfavorable product mix.

Operating expenses were $4.5 million, $.9 million or 17% lower than last year primarily due to continued reductions in discretionary spending, the timing of certain expenses related to new product development and lower sales commissions. Operating expenses were 28.3% of revenue, compared to 26.9% for the year earlier period.

With gross profit nearly equal to operating expenses the Company reported a slight operating loss of $55,000 for the fiscal 2014 third quarter. For the comparable period last year, the Company reported operating income of $0.7 million.

The Company reported a net loss of $.3 million, or $0.02 per share, compared to net income of $0.6 million, or $0.04 per share, for the third quarter of 2013.

During the third quarter, Ultralife repurchased 160,557 shares under its 1.8 million share repurchase program.

Outlook

Despite the Company’s commercial sales momentum, management now expects revenue for the year to be up to 20% below last year given the reduction in global government and defense spending exacerbated by the continued timing uncertainties of several Communications Systems projects. As a result, management expects an operating loss of approximately 3% - 4% of sales for the year.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(unaudited)

ASSETS
	September 28,	December 31,
	2014	2013
Current assets:
Cash and cash equivalents	$15,571	$16,489
Trade accounts receivable, net	10,470	14,238
Inventories, net	28,500	26,053
Prepaid expenses and other current assets	2,029	1,878
Total current assets	56,570	58,658
Property, equipment and improvements, net	9,897	10,202
Goodwill, intangibles and other assets	21,073	21,334
Total assets	$87,540	$90,194

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,142	$7,053
Accrued compensation and related benefits	1,565	1,908
Accrued expenses and other current liabilities	3,327	3,214
Total current liabilities	12,034	12,175
Deferred income taxes and other non-current liabilities	4,496	4,374
Total liabilities	16,530	16,549

Shareholders' equity:
Common stock	1,894	1,888
Capital in excess of par value	175,698	174,932
Accumulated deficit	(97,773)	(94,804)
Accumulated other comprehensive loss	(450)	(614)
Treasury stock	(8,247)	(7,658)
Total Ultralife equity	71,122	73,744
Noncontrolling interest	(112)	(99)
Total shareholders’ equity	71,010	73,645

Total liabilities and shareholders' equity	$87,540	$90,194

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands except per share amounts)
(unaudited)

	Three month periods ended		Nine month periods ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
Revenues:
Battery & energy products	$13,913	$13,507	$40,000	$41,216
Communication systems	2,149	6,854	6,546	17,443
Total revenues	16,062	20,361	$46,546	58,659

Cost of products sold:
Battery & energy products	10,100	9,906	29,510	31,025
Communication systems	1,476	4,328	4,003	10,606
Total cost of products sold	11,576	14,234	33,513	41,631

Gross profit	4,486	6,127	13,033	17,028

Operating expenses:
Research and development	1,014	1,418	4,010	4,456
Selling, general and administrative	3,527	4,057	11,498	13,419
Total operating expenses	4,541	5,475	15,508	17,875

Operating (loss) income	(55)	652	(2,475)	(847)

Other (expense) income:
Interest income	3	13	12	27
Interest and financing expense	(56)	(66)	(153)	(199)
Miscellaneous	(158)	(8)	(128)	(31)
(Loss) income from continuing operations before income taxes	(266)	591	(2,744)	(1,050)
Income tax provision (benefit)	60	(16)	177	135

Net (loss) income from continuing operations	(326)	607	(2,921)	(1,185)
Income (loss) from discontinued operations, net of tax	—	15	(61)	159

Net (loss) income	(326)	622	(2,982)	(1,026)
Net loss attributable to noncontrolling interest	3	22	13	31

Net (loss) income attributable to Ultralife	(323)	644	(2,969)	(995)
Other comprehensive income:
Foreign currency translation adjustments	29	32	164	53

Comprehensive (loss) income attributable to Ultralife	$(294)	$676	$(2,805)	$(942)

Net (loss) income per share attributable to Ultralife common shareholders – basic:
Continuing operations	$(.02)	$.04	$(.17)	$(.07)
Discontinued operations	—	.00	(.00)	.01
Total	$(.02)	$.04	$(.17)	$(.06)
Net income per share attributable to Ultralife common shareholders – diluted:
Continuing operations		$.04
Discontinued operations		.00
Total		$.04

Weighted average shares outstanding – basic	17,490	17,467	17,510	17,461
Weighted average shares outstanding – diluted		17,532